CLARUS CORPORATION

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Clarus Corporation:

We consent to the incorporation by reference in the registration statement (No. 333- 218754) on Form S-8, registration statement (No. 333-218751) on Form S-3, and registration statement (No. 333-218752) on Form S-4 of Clarus Corporation of our report dated March 12, 2018, with respect to the consolidated statement of comprehensive income, stockholders’ equity, and cash flows for the year ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2019 annual report on Form 10-K of Clarus Corporation.

/s/ KPMG LLP

Salt Lake City, Utah
March 9, 2020

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